EXHIBIT 10.1

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

The undersigned, being all of the directors of the Board of Directors of PHI Group, Inc., a corporation originally incorporated in the State of Nevada on June 08, 1982 and redomiciled in the State of Wyoming on September 20, 2017 (the “Company”), hereby adopt the following resolutions in lieu of a meeting on this 30th day of December 2019.

WHEREAS, on November 08, 2018 the Company’s Board of Directors amended the new dividend ratio and the new Record Date for a special stock dividend from its holdings of Common Stock in American Pacific Resources, Inc., a subsidiary of the Company, to shareholders of Common Stock of the Company as follows: (a) Eligible shareholders: In order to be eligible for the above-mentioned special stock dividend, the minimum amount of Common Stock of PHI Group, Inc. each shareholder must hold as of the New Record Date is twenty (20) shares; (b) New Record Date: The new Record Date was March 01, 2019, subject to FINRA’s approval; (c) New dividend ratio: All eligible shareholders of Common Stock of the Company as of the new Record Date would be entitled to receive one (1) share of Common Stock of American Pacific Resources, Inc. for every twenty (20) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the new Record date; and (d) Payment Date: The Payment Date for the afore-mentioned special stock dividend was March 29, 2019;

WHEREAS, on February 27, 2019 the Company’s Board of Directors passed a corporate resolution to authorize the filing of a registration statement for the afore-mentioned special dividend shares in American Pacific Resources, Inc. with the Securities and Exchange Commission as soon as possible and to set the new Payment Date for the distribution of the special stock dividend to be ten (10) business days after said registration statement is declared effective by the Securities and Exchange Commission.

WHEREAS, on March 1, 2019 the Company’s Board of Directors passed a corporate resolution to extend the Record Date to May 31, 2019 and keep the Payment Date for the distribution of the special stock dividend to be ten (10) business days after a registration statement for said special stock dividend shares is declared effective by the Securities and Exchange Commission.

WHEREAS, at the request of certain holder(s) of then outstanding convertible promissory notes of the Company as of May 30, 2019, on May 30, 2019 the Company’s Board of Directors passed a corporate resolution to extend the Record Date to September 30, 2019.

WHEREAS, at the request of certain holder(s) of then outstanding convertible promissory notes of the Company on September 19, 2019, on September 23, 2019 the Company’s Board of Directors passed a corporate resolution to extend the Record Date to December 31, 2019.

WHEREAS, it deems necessary for the Company to further extend the Record Date of the special stock dividend to June 30, 2020 to comply with the contractual obligations in connection with certain outstanding convertible notes and also to enable the Company to repurchase its common stock from the open market before the distribution of the special dividend shares in American Pacific Resources, Inc.

NOW, THEREFORE, BE IT RESOLVED, that the Company further extend the Record Date to June 30, 2020 and reiterate the provisions for the afore-mentioned stock dividend as follows: (a) Eligible shareholders: In order to be eligible for the above-mentioned special stock dividend, the minimum amount of Common Stock of PHI Group, Inc. each shareholder must hold as of the June 30, 2020 (the New Record Date) is twenty (20) shares; (b) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the new Record Date will be entitled to receive one (1) share of Common Stock of American Pacific Resources, Inc. for every twenty (20) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the new Record date; and (c) Payment Date: the Payment Date for the distribution of the special stock dividend to be ten (10) business days after a registration statement for said special stock dividend shares is declared effective by the Securities and Exchange Commission.

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Dated: December 30, 2019

/s/ Tam Bui	/s/ Henry D. Fahman
Tam Bui, Director	Henry D. Fahman, Director

/s/ Frank Hawkins
Frank Hawkins, Director